EXHIBIT 99.1

For Immediate Release

Contact:
(Company)	(Corporate Communications)
Barbara Duncan	Kathleen Eppolito
Chief Financial Officer	Scientia Communications, Inc.
DOV Pharmaceutical, Inc.	(718) 281-1809
(201) 968-0980

DOV Pharmaceutical, Inc. Announces Fourth Quarter and Year End 2004 Results

Hackensack, NJ, March 11, 2005. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced results for the fourth quarter and year ended December 31, 2004.

Fourth Quarter and Year End 2004 Performance

For the fourth quarter of 2004, the Company reported a net loss attributable to common stockholders of $4.9 million, or $0.23 per share as compared with $12.0 million, or $0.73 per share, for the comparable period last year. For the year ended December 31, 2004, the Company reported a net loss attributable to common stockholders of $32.9 million, or $1.67 per share compared with $26.7 million, or $1.73 per share, for the comparable period last year. Included in net loss in the fourth quarter of 2003 and for the year ended December 31, 2003 is an expenditure of $5.3 million on the acquisition of the remaining outside interest in bicifadine, the Company’s product candidate for pain, and ocinaplon, the Company’s product candidate for anxiety. Significant non-cash expense items in the fourth quarter of 2004 and for the year ended December 31, 2004 are interest expense of $509,000 and $2.9 million, respectively. At December 31, 2004, cash and cash equivalents and marketable securities totaled $132.2 million compared to $52.2 million at December 31, 2003.

Revenue. Revenue in the fourth quarter of 2004 and for the year ended December 31, 2004 increased $2.2 million and decreased $426,000 respectively, from the comparable periods last year. In 2004, revenue was comprised of $2.4 million of amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement for a collaboration with Merck (described below) and $140,000 of contract services revenue associated with work performed under the collaboration. In 2003, revenue was comprised solely of the recognition of $3.0 million of deferred revenue from the termination of the 2001 Biovail agreement, recorded in the first quarter of 2003.

On August 5, 2004, the Company entered into an agreement with a subsidiary of Merck & Co. Inc., or Merck, for the development and commercialization of DOV 21,947 for any indication and DOV 216,303 for the treatment of depression, anxiety and addiction. Pursuant to the agreement, DOV received a $35.0 million up-front licensing payment. The up-front payment has been deferred and will be amortized to revenue over the estimated research and development period.

Operating Expenses. Operating expenses include royalty and license expense, research and development expense and general and administrative expense. Operating expenses in the fourth quarter of 2004 and for the year ended December 31, 2004 decreased $3.6 million and increased $4.8 million, respectively, from the comparable periods last year. The decrease in the fourth quarter is primarily attributable to a decrease in research and development expense reported as the Company recorded a $5.3 million expense in the fourth quarter of 2003 related to the purchase of the remaining interest in bicifadine and ocinaplon.

Royalty and License Expense. Royalty and license expense increased $1.5 million for the year ended December 31, 2004 from the comparable period last year. In 2004, the Company incurred $2.5 million in license expense for a milestone payment due to Wyeth related to the Merck licensing agreement. In 2003, in connection with the termination of the 2001 Biovail agreement, the Company paid $1.0 million to obtain the DOV diltiazem patent license and related clinical data from Biovail.

Research and Development Expense. Research and development expense in the fourth quarter of 2004 and for the year ended December 31, 2004 increased $1.2 million and $7.4 million, respectively, from the comparable periods last year, excluding the $5.3 million expensed in the fourth quarter of 2003 for the purchase of the remaining interest in bicifadine and ocinaplon. The increases are primarily attributable to the increase in development expenditures on bicifadine, DOV 102,677, one of the Company’s product candidates for depression and other neuropsychiatric disorders, and DOV 51,892, one of the Company’s preclinical product candidates for the treatment of anxiety, and the addition of new employees to support its expanded clinical programs.

General and Administrative Expense. General and administrative expense for the fourth quarter of 2004 and for the year ended December 31, 2004 increased $534,000 and $1.2 million, respectively from the comparable periods last year. The increase was primarily attributable to the Company’s increase in personnel as it expanded operations and increased expenses associated with operating a public company.

Other Income (Expense), net. Other income (expense), net for the fourth quarter of 2004 and for the year ended December 31, 2004 was virtually unchanged and decreased $1.1 million, respectively from the comparable periods last year. In 2003, other income, net consisted primarily of $1.6 million in other income attributable to a directors’ and officers’ insurance recovery. The Company had no such income in 2004.

Income Tax Benefit. The Company participates in the New Jersey Economic Development Authority technology business tax certificate program. In the fourth quarter of 2004 and 2003, the Company sold a portion of its previous year’s state net operating losses and thus recognized a income tax benefit of $290,000 and $149,000 respectively. However, as the Company has taxable income for the full year 2004 as a result of the $35.0 million up-front licensing payment from Merck, the Company recorded $101,000 of income tax expense in 2004 which offset the income tax benefit discussed above.

Recent Highlights:

November 2004

The Company:

•
Initiated a Phase III, U.S. clinical trial of ocinaplon. The clinical trial will be conducted in approximately 45 centers and enroll approximately 375 patients with generalized anxiety disorder. This clinical trial is a randomized, double-blind, placebo-controlled, outpatient study assessing the efficacy and tolerability of ocinaplon.

•
Received notice from our partner, Neurocrine Biosciences, Inc., or Neurocrine, that it had submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for regulatory approval of indiplon modified release (MR) tablets for the treatment of insomnia. The Company also received notice from Neurocrine that the NDA for indiplon immediate (IR) capsules had been submitted to the FDA in October 2004. However, Neurocrine reported that the FDA did not accept the NDA filing due to difficulties encountered in navigating the electronic NDA. The NDA was filed in eCTD electronic format, which contains over 1,350 volumes or 475,000 pages of data. The technical difficulties are reportedly related to electronic navigation and do not pertain to the content of either the IR or MR filings. Neurocrine indicated that it would resubmit the indiplon MR NDA to ensure technical consistency with the indiplon IR NDA since the two applications share CTD modules. Neurocrine recently reported that based on its January 26, 2005 meeting with the FDA, it expects to resubmit the IR NDA at end of first quarter / beginning of the second quarter of 2005, followed by the MR NDA in the second quarter of 2005.

December 2004

The Company:

•
Initiated a Phase III, U.S. multi-center clinical trial to evaluate the long-term safety of bicifadine, its novel analgesic, in patients with chronic lower back pain. This clinical trial will enroll approximately 1,550 patients with chronic lower back pain, 1,050 of whom will be entered directly into this study and randomized to receive either 400 mg of bicifadine b.i.d. or any appropriate pharmacological analgesic treatment selected by the investigator.

•	Completed a Phase I drug interaction clinical trial for bicifadine to investigate the effects on several liver cytochrome P450 isozymes, with no clinically meaningful interactions noted.

•	Completed a private placement of $65.0 million of 2.5% convertible subordinated debentures due 2025. The conversion rate is equal to an initial conversion price of $22.75 per share.

•
Published an article in the Journal of Clinical Pharmacology entitled, “DOV 216,303, a “Triple” Reuptake Inhibitor: Safety, Tolerability and Pharmacokinetic Profile,” which describes the first evaluation in humans of DOV 216,303, a putative antidepressive that inhibits the reuptake of norepinephrine, serotonin and dopamine.

January 2005

The Company:
•	Completed the sale of an additional $15.0 million aggregate principal amount of debentures to the initial purchasers of the Company's 2.50% convertible subordinated debentures due 2025.

•	Issued 1,180,246 shares of the Company’s common stock upon conversion of its line of credit promissory note.

February 2005

The Company:

•	Initiated a Phase Ia clinical trial of five ascending single doses of DOV 102,677. The Company expects to complete this clinical trial in the second quarter of 2005.

•
Received notice from Neurocrine that indiplon MR 15 mg tablets demonstrated statistically significant improvement for all primary and secondary endpoints in a Phase III clinical trial involving 248 adult patients with chronic insomnia. Efficacy results with indiplon MR tablets demonstrated a highly statistically significant and clinically relevant improvement on the primary endpoint of patient reported total sleep time as compared to placebo (p=0.0002) over the four-weeks of treatment. Patients receiving indiplon gained approximately one hour of sleep over baseline. Safety results were consistent with those previously reported in other Phase III indiplon studies.

March 2005

The Company:

•	Filed additional data to support patent filings on its GABA modulator program. DOV also filed several patents related to bicifadine.

•
Submitted to the FDA, a protocol amendment for the Phase III bunionectomy trial. The original protocol included three treatment arms of bicifadine (an initial 400 mg loading dose followed by randomization to 200 mg, 300 mg or 400 mg t.i.d.), one of tramadol (100 mg t.i.d.) and one of placebo. The design anticipated enrolling approximately 480 patients.  The revised protocol calls for, among other changes, the 300 mg arm to be discontinued, thus reducing the total enrollment anticipated to 320 patients. The clinical efficacy endpoints and safety measures in this trial were not modified. This clinical trial is intended to satisfy one of the four efficacy trials required for an acute pain indication in an NDA filing. It is anticipated that patient enrollment will be completed in the second quarter of 2005 and that results of the trial will be available by mid-2005.

•
Announced that enrollment of patients into the Phase III clinical trial for bicifadine in chronic lower back pain, initiated in September 2004, was at a sufficient rate to complete the study in the fourth quarter of 2005. A futility analysis for this study will be completed in the third quarter of 2005.

•
Obtained approval from the FDA to amend the protocol for the Phase III clinical trial for ocinaplon currently ongoing. The amendment, to take effect in the second quarter of 2005, will permit the enrollment of normal volunteers for whom the safety measures, but not the psychiatric scale information will be obtained. The Company believes this amendment will help to speed enrollment into the trial in order to obtain more rapid information demonstrating the expected level of safety in the liver function tests and other safety measures. The Company expects to obtain the required safety information on the 373 subjects originally agreed with the FDA by the end of 2005. At that time, the Company intends to request a further amendment to the protocol to allow for less frequent liver enzyme testing. With these anticipated changes, the Company believes enrollment of the 373 GAD patients can be completed by mid-2006. A futility analysis for this study may be completed as early as the first quarter of 2006.

•
Announced that it will be presenting at the following conferences over the next few months: Smith Barney Citigroup Healthcare Conference in Washington on March 29, Lehman Brothers Eighth Annual Global Healthcare Conference in Miami on April 1, CIBC World Markets Biotechnology and Specialty Pharmaceutical Healthcare Conference in New York City on April 4, Banc of America Healthcare Conference in Las Vegas in May, Needham Fourth Annual Biotechnology Conference in New York City in May, Friedman, Billings and Ramsey Ninth Annual Growth Conference in June and Pacific Growth Equities 2005 Life Sciences Growth Conference in June.

•	Announced that Dr. Bernard Beer will resign from DOV’s board of directors effective March 15, 2005.

“2004 was DOV’s most productive year to date,” said CEO Dr. Arnold Lippa. He added, “During 2004, we reached an agreement with the FDA on the balance of the bicifadine development program for acute pain and chronic lower back pain NDA filings. Thereafter, we initiated three Phase III clinical trials with bicifadine and expect to complete all clinical trials necessary for NDA submissions for both indications by the end of 2006. On the corporate side, we entered into a licensing deal with Merck covering certain of our triple reuptake inhibitors for the treatment of depression and anxiety. Merck paid us an up-front licensing fee of $35.0 million and we may receive up to an additional $420.0 million in clinical, regulatory and sales milestones plus ascending royalties and the right to co-promote the drugs to psychiatrists and neurologists. We believe that this partnership validates our ability to fuel our product candidate pipeline through internal discovery efforts. As a result of having raised $80.0 million in convertible debentures late in 2004 and early 2005, we have entered this year with a strong cash position to support development of our clinical and preclinical product candidates.”

Financial Guidance for 2005

The Company provides the following research and development expense guidance regarding financial results for the full year 2005:

The Company recently initiated three Phase III clinical trials for bicifadine, a Phase III clinical trial for ocinaplon and a Phase I clinical trial for DOV 102,677. In 2005, the Company intends to initiate four pivotal efficacy clinical trials, two Phase II clinical trials and six additional Phase I clinical trials for bicifadine; two additional Phase I clinical trials and a Phase II clinical trial for DOV 102,677; and a Phase I clinical trial for DOV 51,892, one of its product candidates for the treatment of anxiety disorders. In addition, DOV intends to continue the clinical development of DOV 216,303 for retained indications, that is, other than depression, anxiety and addiction. DOV also expects to increase expenditures in fortifying the Company’s patent portfolio for each of its lead product candidates, as well as making significant investment in its preclinical and discovery programs. All said, the Company expects research and development expense to be in the range of $60.0 to $65.0 million in 2005.

Actual results may vary significantly from the stated expectations depending upon a number of factors completely or partially outside the Company’s control, including the timing and enrollment of clinical trials. In addition, the Company is exploring, and from time to time may take, actions to strengthen further its financial position including a capital raise or out-licensing its product candidates. This guidance is furthermore subject to the Cautionary Note below. The Company assumes no obligation to update the foregoing guidance or make corrections, if any, as they come to light.

Conference Call

As announced on March 8, 2005, the Company will also host a conference call (1-877-407-8031) beginning at 10:00 a.m. (Eastern Time) today, March 11, 2005, to discuss the above financial results as well as other clinical matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends.

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, that involve alterations in neuronal processing. The Company has six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs. In addition, its partner, Neurocrine, in the fourth quarter of 2004 filed two NDAs, the first for an immediate release formulation and the second for a modified release formulation of indiplon for the treatment of insomnia. However, Neurocrine has reported that these applications were not accepted by the FDA due to technical difficulties in navigating the electronic filings and that it intends to refile the applications in the first half of 2005.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet obligations and required milestones under our license and other agreements;

•	obtain collaborations as required with pharmaceutical partners;

•	obtain substantial additional funds;

•	obtain and maintain all necessary patents or licenses; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) we may not receive regulatory approval for our product candidates or approval may be delayed, and (vi) our success depends on the performance of our licensees and collaborative partners who among other things may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K to be filed by March 15, 2005. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

DOV PHARMACEUTICAL, INC.
CONSOLIDATED BALANCE SHEET DATA

	December 31,
	2003	2004
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$9,290,999	$28,934,473
Marketable securities	42,870,926	103,287,600
Working capital	46,516,202	91,334,455
Total assets	53,851,860	136,722,553
Long-term debt	14,886,098	65,000,000
Total stockholders’ equity	35,905,293	27,936,332

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2003(a)	2004	2003(a)	2004
	(Unaudited)		(Audited)

Revenue	$—	2,199,244	$2,968,750	$2,542,381
Operating expenses:
Royalty and license expense	—	—	1,000,000	2,500,000
Research and development expense	10,170,744	6,055,774	22,683,859	24,764,118
General and administrative expense	1,188,555	1,722,790	5,173,581	6,360,158

Loss from operations	(11,359,299)	(5,579,320)	(25,888,690)	(31,081,895)
Interest income	172,304	384,958	851,104	934,360
Interest expense	(924,899)	(549,964)	(2,947,084)	(2,953,986)
Other income (expense), net	(23,882)	(4,036)	1,104,323	(7,855)

Net loss before tax	(12,135,777)	(5,748,362)	(26,880,347)	(33,109,376)
Income tax benefit	149,000	867,772	149,000	188,772
Net loss attributable to common stockholders	$(11,986,777)	$(4,880,590)	$(26,731,347)	$(32,920,604)

Basic and diluted net loss per share	$(0.73)	$(0.23)	$(1.73)	$(1.67)

Weighted average shares used in computing basic and diluted net loss per share	16,477,343	21,449,813	15,489,426	19,729,765

(a)
In the fourth quarter of 2003 the Company paid $5.0 million for the purchase of Nascime Limited and the product candidates, bicifadine and ocinaplon, and $306,000 for transfer taxes associated with the acquisition. The $5.3 million is included as research and development expense.